UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2016

Dominion Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	001-08489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia		23219
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2016 (the “Closing Date”), effective upon the closing of the Merger with Questar Corporation (“Questar”), the Board of Directors of Dominion Resources, Inc. (“Dominion”) elected Ronald W. Jibson to be a member of the Board, to serve until the next annual election of Directors. In addition, the Board of Directors of Dominion appointed Mr. Jibson to the Finance and Risk Oversight Committee, also effective with the closing of the Merger with Questar.

As a Director, Mr. Jibson will receive compensation for his services pursuant to the terms and conditions of the Dominion Resources, Inc. Non-Employee Directors Compensation Plan, as amended and restated effective December 17, 2009, a description of which can be found in Dominion’s 2016 Proxy Statement filed March 22, 2016, File No. 1-8489. Mr. Jibson will enter into an agreement providing for the advancement of expenses incurred in connection with certain proceedings, subject to certain exceptions, the form of which was approved by the Board of Directors on October 24, 2008 and is an exhibit to Dominion’s Form 10-Q for the quarter ended September 30, 2008, Exhibit 10.2, File No. 1-8489.

As reported in Questar’s 2016 Proxy Statement filed June 24, 2016, File No. 1-8796, Paul Jibson, the son of Mr. Jibson, was employed during 2015 by Questar as the Manager of Joint Operations and Regulatory Affairs. Mr. Paul Jibson received compensation of approximately $128,000 consisting of salary and annual incentive payout and received 1,639 restricted stock units and received a relocation allowance for 2015.

Item 8.01 Other Events.

On September 16, 2016 (the “Closing Date”), pursuant to the Agreement and Plan of Merger dated as of January 31, 2016 (the “Merger Agreement”) by and among Dominion, Diamond Beehive Corp., a Utah corporation and wholly-owned subsidiary of Dominion (“Merger Sub”), and Questar, Merger Sub merged with and into Questar (the “Merger”), with Questar continuing as the surviving corporation and a wholly-owned subsidiary of Dominion. Following the Merger, Questar’s corporate name was changed to Dominion Questar Corporation.

Pursuant to the Merger Agreement, at the effective time of the Merger, each share of issued and outstanding Questar common stock was converted into the right to receive $25.00 per share in cash, without interest, or approximately $4.4 billion in total. In addition, Questar’s debt, which totals approximately $1.5 billion, remains outstanding. Dominion financed the merger consideration by issuing a combination of common stock, mandatory convertibles and debt at Dominion and by borrowing under a $1.2 billion 364-day term loan facility provided by several of its lending banks. Dominion intends to refinance the term loan through, among other things, the issuance of securities at Dominion Midstream Partners, LP, the proceeds of which will be applied to pay Dominion for certain assets of Questar, which are, subject to relevant approvals, expected to be contributed to Dominion Midstream Partners, LP.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed with the Securities and Exchange Commission (“SEC”) on February 1, 2016 as Exhibit 99.1 to Dominion’s Current Report on Form 8-K, and which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit Description

99.1	Agreement and Plan of Merger, dated as of January 31, 2016, by and among Dominion Resources, Inc., Diamond Beehive Corp. and Questar Corporation, incorporated herein by reference to Exhibit 99.1 to Dominion’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Mark O. Webb
Name:	Mark O. Webb
Title:	Senior Vice President, General Counsel and Chief Risk Officer

Date: September 16, 2016